Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-3

(Form type)

Shimmick Corporation

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(o)	(3)	-	$20,000,000.00	0.00015310	$3,062.00

Total Offering Amounts					$20,000,000.00		$3,062.00

Total Fees Previously Paid							—

Total Fee Offsets(4)							—

Net Fee Due							$3,062.00

(1)

    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, par value $0.01 per share (the “common stock”), of Shimmick Corporation (the “Registrant”) that may be offered or issued in connection with any future share splits, share dividends, recapitalizations or any other similar transactions, which results in an increase in the number of outstanding shares of common stock.

(2)	Excluded in accordance with 457(o) under the Securities Act.

(3)

    There are being registered hereunder such indeterminate number of shares of common stock which may be offered and sold by the Registrant from time to time at unspecified prices in such amount in U.S. dollars at an aggregate initial offering price not to exceed $20,000,000.

(4)	The Registrant does not have any fee offsets.